Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of PROCEPT BioRobotics Corporation of our report dated June 25, 2021, except for the effects of the par value change discussed in Note 2 to the consolidated financial statements, as to which the date is August 18, 2021, relating to the financial statements of PROCEPT BioRobotics Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
August 18, 2021